Filed Pursuant to Rule 433

Registration No. 333-176245

September 16, 2013

Spectra Energy Partners, LP

Pricing Term Sheet

$500,000,000 2.950% Notes due 2018

$1,000,000,000 4.750% Notes due 2024

$400,000,000 5.950% Notes due 2043

Issuer:	Spectra Energy Partners, LP
Security Type:	Senior Unsecured Notes
Pricing Date:	September 16, 2013
Settlement Date: (T+7)	September 25, 2013
	2.950% Notes due 2018	4.750% Notes due 2024	5.950% Notes due 2043
Maturity Date:	September 25, 2018	March 15, 2024	September 25, 2043
Principal Amount:	$500,000,000	$1,000,000,000	$400,000,000
Benchmark:	1.500% due August 31, 2018	2.500% due August 15, 2023	2.875% due May 15, 2043
Benchmark Price / Yield:	99-11 1⁄4 / 1.637%	96-24 / 2.879%	81-30 / 3.909%
Spread to Benchmark:	+ 135 bps	+ 190 bps	+ 205 bps
Yield to Maturity:	2.987%	4.779%	5.959%
Coupon:	2.950%	4.750%	5.950%
Public Offering Price:	99.829%	99.765%	99.875%
Interest Payment Dates:	March 25 and September 25, commencing March 25, 2014	March 15 and September 15, commencing March 15, 2014	March 25 and September 25, commencing March 25, 2014
Make-whole Premium:	+ 20 bps	+ 30 bps	+ 30 bps
CUSIP / ISIN:	84756N AC3 / US84756NAC39	84756N AD1 / US84756NAD12	84756N AE9 / US84756NAE94
Denominations:	$2,000 x $1,000
Joint Book-running Managers:	Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. CIBC World Markets Corp. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. The Williams Capital Group, L.P. Scotia Capital (USA) Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, J.P. Morgan Securities LLC at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 and RBC Capital Markets, LLC at 1-866-375-6829.

1